Exhibit 99.1

Commercial and Farmers Bank
8593 Baltimore National Pike
Ellicott City, MD 21043

                               Banking and Finance

            COMMERCIAL AND FARMERS BANK SUBSIDIARY ACQUIRES ASSETS OF
                                INSURANCE AGENCY


Ellicott City--John S. Whiteside, President and Chief Executive Officer of Patapsco Valley Bancshares, Inc. (parent company of CFBank) announced today that CFBank, through its subsidiary, C&F Insurance Agency, Inc., has completed the acquisition of the Ellicott City branch of Fowler & Seidl, Inc. and Center for Insurance and Related Services, a full-line independent insurance agency based in Maryland. W. William Cookson, Chairman of the Board of CFBank and instrumental in completing the acquisition, will resign from the Board of Directors to accept the responsibilities of President and CEO of the growing agency. Mr. Cookson, an insurance professional with over twenty five years of experience, will be joined by the existing staff of the Center for Insurance and Related Services to offer a full-line of insurance products to commercial and retail clients.

Patapsco Valley Bancshares, Inc. (PVB) is a Maryland based bank holding company with $170 million in assets. PVB offers full-service banking through Commercial and Farmers Bank's eight offices; offers residential first mortgage loans and construction loans through Founders Mortgage Company, Inc.; and offers data processing services to financial institutions through Central Maryland Service Corporation, Inc.

"Patapsco Valley Bancshares has taken another step toward establishing itself as a full-service financial provider. Our future plans are to grow the insurance agency through expanded marketing efforts and additional acquisitions," states Mr. Cookson. "We are looking forward to working together with all of the PVB subsidiaries."
                                   **********

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about Patapsco Valley Bancshares, Inc.'s confidence and strategies, and about plans for future growth. These statements may be identified by such forward-looking terminology as "expect", "believe", "anticipate" or by expressions of confidence such as "continuing", or "strong", or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. These risks and uncertainties include, but are not limited to, general economic conditions and competition in the geographic and business areas in which Patapsco Valley Bancshares, Inc. operates, inflation, fluctuations in interest rates, legislation and governmental regulation. Actual results may differ materially from the forward-looking statements. Patapsco Valley Bancshares, Inc. assumes no obligation for updating any such forward-looking statements at any time.



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